Filed Pursuant to Rule 433
Registration No. 333-166755
May 16, 2011
Burlington Northern Santa Fe, LLC
$250,000,000 4.10% Debentures due 2021
$500,000,000 5.40% Debentures due 2041
Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	May 16, 2011

Settlement Date:	May 19, 2011 (T+3)

Maturity Date:	2021 Debentures – June 1, 2021 2041 Debentures – June 1, 2041

Final Terms

Principal Amount:	$750,000,000 (including $250,000,000 aggregate principal amount of the 4.10% Debentures due 2021 (“2021 Debentures”) and $500,000,000 aggregate principal amount of the 5.40% Debentures due 2041 (“2041 Debentures”)

Benchmark:	2021 Debentures – UST 3.125% due 5/15/2021
2041 Debentures – UST 4.750% due 2/15/2041

Benchmark Yield:	2021 Debentures – 3.153%
2041 Debentures – 4.271%

Re-offer Spread:	2021 Debentures – T + 100 bps
2041 Debentures – T + 115 bps

Re-offer Yield:	2021 Debentures – 4.153%
2041 Debentures – 5.421%

Coupon:	2021 Debentures – 4.10%
2041 Debentures – 5.40%

Price to Public:	2021 Debentures – 99.567%
2041 Debentures – 99.688%

Coupon Dates:	2021 Debentures – June 1 and December 1
2041 Debentures – June 1 and December 1

First Coupon Date:	2021 Debentures – December 1, 2011
2041 Debentures – December 1, 2011

Make Whole Call:	2021 Debentures – T +15 bps (at any time before March 1, 2021)
2041 Debentures – T +20 bps (at any time before December 1, 2040)

Par Call:	2021 Debentures – At any time on or after March 1, 2021
2041 Debentures – At any time on or after December 1, 2040

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP / ISIN:	2021 Debentures – 12189LAD3 US12189LAD38
2041 Debentures – 12189LAE1 US12189LAE11

Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA), Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (877) 858-5407 or calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533 or calling or emailing Wells Fargo Securities, LLC toll free at 1-800-326-5897 or cmClientsupport@wachovia.com.